Exhibit 99.2














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                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (hereinafter referred to as "Agreement"), is made as of the 1st day of August, 1998, by and among Palm Desert Art, Inc., and R. M. & M. Acquisition, Inc., each having their respective principal places of business at 39-725 Garand Lane, Suite J, Palm Desert, California ("Palm" and "RAI" respectively) and R M & M Framemakers, Inc., having its principal place of business at 60 Railroad Avenue, Albany, New York
("RM&M"), Robert G. Mohr ("Mohr") and Susan Mohr residing at 162 Sickle Hill Road, Berne, New York 12023 (collectively "Shareholders").

     WHEREAS, Palm is a public corporation engaged in the business of owning contracts with various artists which grant Palm the right to reproduce and sell their artwork. Palm is committed to acquiring privately owned and operated art framing businesses, which businesses will provide art framing services and shall display for sale artwork presently under contract, or which shall become under contract with Palm;

     WHEREAS, RAI is a wholly-owned subsidiary of Palm formed for the purpose of acquiring a privately-owned and operated art framing business;

     WHEREAS, RM&M is in the business of owning and operating several art framing shops and galleries at the following locations throughout Upstate New York as more specifically set forth in Schedule 1 hereto.

     WHEREAS, Shareholders are joint and sole owners, of record and beneficially, of all of RM&M's issued and outstanding capital stock, and Mohr currently manages the operations of each of the art framing shops/galleries owned by RM&M.

     WHEREAS, the parties desire to merge RM&M into RAI in exchange for a specified number of shares of Palm as set forth in the Merger Agreement annexed hereto as Exhibit A.

     WHEREAS, to induce Shareholders to accept Palm's common stock, Palm has agreed to execute and deliver to Shareholders its guaranty (the "Guaranty") as to the value of such stock which Guaranty shall be secured by way of a UCC filing statement and to enter into an employment agreement with Mohr ("Employment Agreement") to ensure his continued operation of the aforementioned shops/galleries;

     WHEREAS the parties desire that this transaction shall be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. RM&M shall merge into RAI pursuant to an agreement of merger where the separate corporate existence of RM&M shall cease, and Shareholders shall receive common stock of Palm.


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     NOW THEREFORE,  in order to consummate the above Plan of Reorganization and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, Palm, RAI and RM&M approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree with each other as follows:

1.   Merger of RM&M Into RAI.

     1.1  Incorporation of Agreement of Merger.

     The agreement of merger attached as Exhibit A is incorporated by reference (the "Merger Agreement"). Palm, RAI, RM&M and the Shareholders agree to take action to execute and deliver further instruments as may be necessary to carry out the terms of the agreement of merger. The merger shall become effective as of August 1, 1998.

     1.2  Consideration to be Given.

     (a) On the Closing Date, Shareholder shall deliver 100 shares constituting all of the common stock, no par value, of RM&M ("RM&M's Stock"). On the Closing Date, Palm and RAI shall deliver to RM&M two share certificates to Shareholders, each certificate representing 322,500 shares of Palm's common stock, par value $.001, registered in the names of Robert Mohr and Susan Mohr or in such other names and denominations as Shareholders may specify. The shares, when delivered, shall have been duly and validly issued and shall be fully-paid and non-assessable.

     (b) The Guaranty of Palm, which shall be substantially in the form set forth in Exhibit B hereto which is acceptable in form and substance to RM&M and its counsel; and

     (c) The Employment Agreement, which shall be substantially in the form set forth in Exhibit C hereto which is acceptable in form and substance to Mohr and his counsel.

2.   Representations and Warranties of RM&M.

     RM&M represents and warrants as follows:

     2.1  Organization and Authority.

          (a) RM&M is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes qualification necessary, except as otherwise disclosed in writing to RAI and Palm.

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          (b) The outstanding shares of RM&M are legal and validly issued, fully paid and nonassessable.

          (c) RM&M does not own 10 percent or more of the outstanding stock of any corporation except those that it owns all of the outstanding stock.

          (d) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of, and compliance with, the terms and provisions hereof do not and will not (i) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to RM&M; (ii) conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of RM&M's Certificate of Incorporation or By-laws; (iii) conflict with, result in a breach of or constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement or instrument to which RM&M is a party or by which it is bound; (iv) result in the creation of any lien, charge, or encumbrance upon any of RM&M's assets under any such agreement or instrument; or (v) terminate or give any party thereto the right to terminate any such agreement or instrument, except such breaches, defaults, liens, charges, encumbrances, or rights of acceleration or termination as have been consented to or waived by the other party or parties to such agreement or instrument or by RAI.

     2.2  Financial.

          (a) RM&M has delivered true copies of the reviewed financial statements of RM&M and each of its operating entities for the year ended June 30, 1997 and compilations for the year ended June 30, 1998, consisting of balance sheets (the "Balance Sheet") and the related consolidated statements of income, changes in shareholders' equity and cash flow for each of the fiscal years then ended together with the report thereon of its independent certified public accountants. To the extent that such statements are intended to do so, such financial statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of RM&M as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles consistently applied, subject, in the case of interim financial statements, to normal recurring year-end adjustments and both with regard to the interim statements and the compilations, to the absence of notes.

          (b) All accounts receivable (net of reasonable reserves for doubtful accounts) of RM&M shown on the books of account as of June 30, 1998, and as incurred in the normal course of

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     business since that date, are collectible in the normal course of business.

          (c) As of June 30, 1998, the inventories of RM&M included in the balance sheet of that date had a commercial value at least equal to the value shown in the balance sheet, all of which are usable and are valued at cost or market, whichever is lower, and assure a normal margin for each item when sold.

          (d) RM&M has good and marketable title to all of its assets, business and properties including, without limitation, all properties reflected in the balance sheet as of June 30, 1998, except as disposed of in the normal course of business, free and clear of any mortgage, lien, pledge, charge, claim or encumbrance, except as shown on the balance sheet as of June 30, 1998, and in the case of real properties, except for rights-of-way and easements which do not adversely affect the use of property.

          (e) All currently used property and assets of RM&M or in which RM&M has an interest or which it has in possession are substantially in good operating condition and repair subject only to ordinary wear and tear.

          (f) RM&M's Financial Statements shall be:

          (i) True and correct in all material respects and present an accurate and complete disclosure of its financial condition as of June 30, 1998 and earnings for the year ended June 30, 1998, to the extent that such compilations provide such disclosure;

          (ii) Satisfy the  representations and warranties made in Subparagraphs
     (b),  (c)  and  (d)  of  this   sub-paragraph   2.2  as  of  the  date  the
     representation and warranties were made with respect to the financial statement;

     2.3  Since June 30, 1998, there has not been:

          (a) Any material adverse change in the financial condition of RM&M;

          (b) Any loss, damage or destruction to the properties of RM&M (whether or not covered by insurance) materially adversely affecting its business or properties;

          (c) Any change in the compensation pattern of RM&M as established in preceding years, nor any material increase in the compensation payable or to become payable to any of its

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     officers,  directors,  employees  or agents,  except as disclosed to RAI in writing;

          (d) Any labor dispute or disturbance litigation or event or condition of any character which materially adversely affects the business or future prospects of RM&M.

          (e) The issuance of additional shares of stock by RM&M.

          (f) Any distribution of assets, by way of dividends or purchase of shares by RM&M.

          (g) Any borrowings from financial  institutions except as set forth in
     Schedule 2.4 hereto.

          (h) Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of RM&M other than mechanics' and materialmen's liens arising in the normal course of business.

          (i) Any sale, transfer or other disposition of assets of RM&M, except in the normal course of business.

     2.4  Liabilities.

          (a) There are no liabilities of RM&M whether accrued, absolute, contingent or otherwise which arose or relate to any transaction of RM&M, its agents or servants occurring prior to June 30, 1998 which are not disclosed by or reflected in the financial statements except as set forth in Schedule 2.4(a)(1) hereto. There are no liabilities of RM&M which have arisen or relate to any transaction of RM&M, its agents or servants occurring since June 30, 1998, other than normal liabilities incurred in the normal conduct of RM&M's business, except as disclosed in Schedule 2.4(b)(2) hereto. As of this date there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except in the normal course of RM&M's business, and except as disclosed in Schedule 2.4(c)(3) hereto.

          (b) Except for federal and state income tax for the year ended June 30, 1998, all federal, state, county and local income, unemployment, ad valorem, excise, sales, use, gross receipts and other taxes and assessments which are due and payable have been duly reported, fully paid and discharged as reported by RM&M and except as noted herein there are no unpaid taxes which are or could become a lien on the properties and assets of RM&M or have been incurred in the normal course of RM&M's business since that date. All tax returns of any kind required to be filed have been filed and except as noted herein the taxes paid or accrued. RM&M's federal income tax returns have been reviewed through June 30,


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     1998.  RM&M has no  knowledge  of any possible  deficiency  assessments  in respect to federal income tax returns or other tax returns filed by it, except as disclosed to RAI in writing.

          (c) All parties with whom RM&M has contractual arrangements are in substantial compliance. RM&M is not in default in any material respect under any contracts to which it is a party. All leases and contracts to which RM&M is a party are assignable or the other party has consented to assignment.

          (d) All corporate acts required of RM&M have been taken and all reports and returns required to be filed by them with any governmental agency have been filed. RM&M is in substantial compliance with all, and has no notice of any claimed violation of any applicable federal, state, county and local laws, ordinance or regulations, including those applicable to discrimination in employment, pollution and safety, except as disclosed in
     Schedule 2.4(d) hereto.

          (e) There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending or outstanding against or involving RM&M or its assets, properties, or business nor does RM&M know or have reasonable grounds to know of any basis for any proceedings, investigations or inquiries, claims, judgments, injunctions or restrictions, except as disclosed in Schedule 6.3 hereto.

          (f) All of the tangible  real and personal  properties  of RM&M are in
     substantial  compliance  with  applicable  laws,   ordinances,   rules  and
     regulations of all public authorities having jurisdiction thereover.

          (g) The past and anticipated future operations of RM&M do not infringe or violate any patents, patent rights, trademarks, trade names, copyrights and/or licenses of others.

          (h) To the knowledge of the officers of RM&M, there is no event, condition or trend of any character which might materially and adversely affect the financial condition, business, properties or assets of RM&M.

          (i) The assets of RM&M are adequately insured and all policies of insurance carried by RM&M are in full force and all premiums are paid to date.

          (j) All negotiations relative to this Agreement and the transaction contemplated have been carried on directly by RM&M with RAI without the intervention of any broker or third


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     party.  RM&M  has not  engaged,  consented  to or  authorized  any  broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transaction contemplated by this Agreement.

          (k) There are no inquiries, investigations or pending claims or litigation challenging or threatening to challenge RM&M's right, title and interest with respect to its continued use and right to preclude others from using any patent, patent application, invention, discovery, trademark, trade name and copyright of RM&M.

          (l) RM&M has not granted any license or made any assignment of any of its patents, patent applications, invention discovery trademarks, tradenames or copyrights, nor does it pay any royalties or other consideration for the right to use any patents, patent rights, trademarks, tradenames or copyrights of others.

          (m) To the knowledge of the officers of RM&M, RM&M is not a party to nor bound by any agreement, deed, lease or other instruments which is so burdensome as to materially affect or impair the operation of RM&M.

     2.5  Liabilities Not Assumed.

     Anything to the contrary notwithstanding, RAI shall not assume or pay (i) any United States, foreign, state or other taxes applicable to, imposed upon or arising out of the transfer of assets to RAI contemplated by this Agreement, including but not limited to any income, transfer, sales (except that RAI will be responsible for sales tax, if any, payable on account of any assets transferred as part of this transaction), use, gross receipts or documentary stamp tax, (ii) any liability of RM&M insured against, to the extent that liability is or will be payable to RM&M by an insurer; (iii) any liability cost obligation or expense incurred in connection with this Agreement and the transactions contemplated herein; (iv) liabilities of RM&M for failure to perform any of its covenants contained in this Agreement, or (v) any obligations or liabilities of RM&M to its shareholders as such.

     2.6  Accuracy of All Statements Made by RM&M.

     No representation or warranty by RM&M in this Agreement nor any statement, certificate, schedule or exhibit furnished or to be furnished by or on behalf of RM&M pursuant to this Agreement nor any document or certificate delivered to Palm or RAI pursuant to this Agreement or in connection with actions contemplated contains or shall contain any untrue statement of material fact or omits or

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shall  omit a  material  fact  necessary  to make the  statement  contained  not misleading.

3.   Representations and Warranties by Shareholders of RM&M.

     The Shareholders, as an inducement to cause Palm and RAI to enter into this Agreement, severally represent and warrant that:

     3.1  Ownership of Shares

     He/she owns of record and beneficially the number of shares set forth opposite his/her name as set forth in Schedule 3.1 hereto.

     3.2  Cooperation

     He/she will cooperate in all respects to the end that the transactions contemplated by this Agreement will be consummated and he/she will vote all of his/her shares in favor of consummating this Agreement.

     3.3  Contracts with RM&M.

     He/she has no contracts  or  agreements  with RM&M,  except as set forth in
Schedule 3.3 hereto.

     3.4  Lack of Economic Interest in Competitor.

     He/she does not have (nor does any person who would be his/her heir or descendant if he/she were not living) any direct or indirect interest (except through ownership of securities listed on a national securities exchange) in (i) any entity which does business with RM&M or is competitive with its business; or
(ii) any property, asset or right which is used by RM&M in the conduct of its business, except as set forth in Schedule 3.3.

     3.5  Obligations to RM&M.

     All obligations of any Shareholder (or any person who would be his/her heir or descendant if he/she were not living or his/her spouse), or any entity in which he or she has any interest (except through ownership of securities listed on a national securities exchange) to RM&M are listed as to amount, payment schedule and obligor on Schedule 3.5 hereto.

     3.6  Truth of Representations and Warranties.

     To the best of Shareholders' knowledge, all of the representations of RM&M contained in Paragraph 2 of this Agreement are true and correct.


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4.   Representations and Warranties of Palm and RAI.

     Palm and RAI each represents and warrants as follows:

     4.1  Organization and Good Standing.

     It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2  Performance of This Agreement.

     The execution and performance of this Agreement and the issuance of stock contemplated have been authorized by its Board of Directors.

     4.3  Legality of Shares to be Issued.

     The shares of Palm's common stock to be delivered pursuant to this Agreement, when delivered, shall be duly and validly authorized and issued by Palm and will be fully paid and nonassessable. The shares of Palm's common stock to be issued will have been listed for trading on the NASDAQ OTC Bulletin Board.

     4.4  No Covenant as to Tax Consequences

     The parties expressly agree that it is their intent that this transaction shall be a reorganization pursuant to IRC ss.368(a)(1)(A), and shall take no actions inconsistent with such intent; however, it is expressly understood and agreed that neither Palm, RAI nor its respective officers or agents has made any warranty, expressed or implied, as to the tax consequences of the transactions contemplated by this Agreement or the tax consequences of any action pursuant to or growing out of this Agreement. To this end, the parties agree to execute and deliver such documents as may be required pursuant to the IRC and any regulations or Revenue Rulings issued relating to such Section.

5.   Covenants of RM&M, Palm and RAI

     5.1  RM&M covenants and agrees as follows:

          (a) Documents to be Furnished.

          Within ten days from the date of this Agreement RM&M will furnish to Palm and RAI the following documents, lists and schedules certificated by a principal officer of RM&M as being accurate and complete:

          (1) A list of the states of incorporation and states qualified to do business of RM&M;


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          (2) A list of the officers, directors and shareholders of RM&M.

          (3) Copies of the Certificate of Incorporation and bylaws currently in effect of RM&M.

          (4) A list and description of all real property owned of record or beneficially, or held under lease, or option, or similar agreements by RM&M

          (5) Copies of all leases to which RM&M is a party;

          (6) Copies of all contracts agreements or commitments of RM&M whether involving purchases, sales or otherwise, which expire more than one year from the date of this Agreement or which involve an amount or value in excess of $10,000.

          (7) Copies of all employment contracts to which RM&M is a party;

          (8) Copies of all pension, retirement and profit sharing plans to which RM&M is a party;

          (9) A list of all fringe benefit plans and programs applying to employees of RM&M, including but not limited to, pension, profit share, life insurance, medical, bonus, incentive and similar plans and the approximate annual cost of each;

          (10) A list of all current employees of RM&M

          (11) A list of all letters patent, patent applications, inventions upon which patent applications have not yet been filed, tradenames, trademarks, trademark registrations and applications, copyrights, copyright registrations, presently owned by RM&M;

          (12) Any agreements to which RM&M is a party with respect to any letters patent, patent applications, invention upon which patent applications have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights and copyright registrations;

          (13) Copies of all financing or loan agreements, mortgages or similar agreements to which RM&M is a party;

          (14) A list of all RM&M's bank accounts, brokerage accounts, safety deposit boxes, with the authorized signatures indicated;

          (15) Copies of all powers of attorney granted by RM&M;


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          (16) A list of each  insurance  policy  owned by RM&M with the name of the insurance carrier, the policy number a brief description of the coverage, the annual premium, and any claims pending;

          (17) Sales for the last two (2) fiscal years made to the five largest customers of RM&M;

          (18) Purchases from any vendor during the last two (2) fiscal years who accounted for over ten (10) percent of the purchases made by RM&M;

          (19) All sales commissions paid any individual or entity of more than $600 during the last two years and a description of the present basis of paying sales commissions.

          (b) Actions Prior to Closing.

     From and after the date of this Agreement and until the Closing Date:

          (1) Palm, RAI and their authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of RM&M and its operating entities, and RM&M and each entity shall furnish or cause to be furnished to Palm and RAI and their authorized representatives all information with respect to its affairs and business of RM&M as Palm and RAI may reasonably request.

          (2) Except with the prior written consent of Palm and RAI, RM&M shall carry on its business diligently and substantially in the same manner as before.

          (3) Without the prior written consent of Palm/RAI, RM&M will not grant any general or uniform increase in the rates of pay of its employees, nor grant any general or uniform increase in the benefits under any pension plan or other contract or commitment, nor increase the compensation payable or to become payable to officers or key salaried employees, insurance, pension or other benefit plan, payment or arrangement made to, for or with any of the officers, key salaried employees or agents.

          (4) RM&M shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with RM&M's business practices without the prior written consent of Palm/RAI.

          (5) RM&M shall not create any indebtedness other than that incurred in the usual and ordinary course of business that incurred pursuant to existing contracts disclosed in

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     Schedules  3.3 hereto and that  reasonably  incurred  in doing the acts and things contemplated by this Agreement.

          (6)  RM&M  shall  not  declare  or  pay  any   dividend  or  make  any
     distribution in respect of its capital stock and shall not issue or in any way dispose of any shares of its own stock.

          (7) RM&M shall maintain current insurance and any additional insurance in effect as may be reasonably required by increased business and risks; and all property shall be used, operated, maintained and repaired in a normal business manner.

          (8) RM&M shall use its best efforts (without making any commitments on behalf of RAI) to preserve their business organization intact, to keep available to RAI the present key officers and employees of RM&M and to preserve for RAI the present relationships of RM&M with their suppliers and customers and other having business relations with it.

          (9) RM&M shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment or obligation of RM&M.

          (10) RM&M shall comply with all applicable laws as may be required for
     the  valid  and  effective  transfer  of  property,   assets  and  business
     contemplated by this Agreement.

          (11) RM&M shall not sell or dispose of any property or assets except products sold in the ordinary course of business.

          (12) RM&M shall promptly notify RAI of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted or commenced against, them, their officers or directors involving in any way the business, properties or assets of RM&M;

          (13) RM&M shall not sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

          (14) RM&M shall not waive any right of any substantial value; or

          (15) Purchase or otherwise acquire any equity or debt security of another corporation except to realize on an otherwise worthless debt.

          (16) RM&M shall use its best efforts to obtain at the earliest practicable date and prior to the Closing all consents necessary to the consummation of the transactions contemplated hereby and shall deliver each such consent to RAI promptly after it is obtained.

     5.2  Palm and RAI each covenants and agrees as follows:

          (a) Documents to be Furnished.

          Within ten days from the date of this Agreement Palm and RAI will furnish to RM&M the following documents, lists and schedules certificated by a principal officer of Palm and RAI, respectively, as being accurate and complete:

          (1) A list of the officers, directors and shareholders of Palm and RAI;

          (2) Copies of the Certificate of Incorporation and bylaws currently in effect of Palm and RAI;

          (3) A copy of the proxy materials prepared for the meeting of shareholders of Palm called and noticed for July 14, 1998;

          (4) A copy of Palm's annual report for the period ended April 30, 1998.

          (5) Any and all filings by Palm with the SEC within the last two years;

          (6) A copy of the most recent balance sheet, proforma, profit and loss
     statements  and  all  other   financial   statements   prepared  by  Palm's
     accountant's in the last year;

          (7) All presentations, financial projections, financial statements, consultants' reports, business plans and analyses, which have been provided by Palm to any banks, shareholders, potential shareholders, investors, and potential investors within the last year;

          (8) All corporate minutes and resolutions of Palm and RAI for the last year or from its inception, whichever is shorter.

          (9) Certificates of Good Standing from the State of Delaware for Palm and RAI.

          (10) Certificates from all States in which Palm and RAI do business that all taxes due and owing have been paid.

          (b) Actions Prior to Closing.

          From and after the date of this Agreement and until the Closing Date:

          (1) RM&M and its authorized representatives shall have access during normal business hours to all properties, books, records, and documents of Purchaser Palm and RAI and Palm and RAI shall furnish or cause to be furnished to RM&M and its authorized representatives all information with respect to the affairs and business of Palm and RAI as RM&M may reasonably request.

          (2) With respect to the  shops/galleries  identified in  subparagraphs
     (a), (d), and (f)-(i) of Schedule 1 attached hereto, RAI shall execute new leases for such locations at fair market rates. With respect to all other locations, RAI shall deliver on the Closing Date all necessary third party consents and/or releases in favor of Mohr and Susan Mohr, personally, for any and all liability arising out of the existing leases for such locations.

          (3) RAI shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment or obligation of RAI.

          (4) Palm and RAI shall promptly notify RM&M of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted or commenced against, them, their officers or directors involving in any way the business, properties or assets of Palm or RAI.

          (5) RAI shall use its best efforts to obtain at the earliest practicable date and prior to the Closing all consents necessary to the consummation of the transactions contemplated hereby and shall deliver each such consent to RM&M promptly after it is obtained.

          (6) RAI agrees to offer employment to all existing employees of RM&M. RAI further agrees to apply all payments for accrued wages, salaries and employee benefits which it may receive from RAI at the Closing to the payment of the obligations represented by such payments.

     5.3 Third Party Consents. To the extent that RM&M's rights under any asset or leasehold to be assigned to RAI hereunder may not be assigned without the consent of another person which has not been obtained, RM&M and RAI shall cooperate and use best efforts to obtain any such required consent(s) as promptly as possible prior to the Closing. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair RAI's rights under the leasehold in question so that RAI would not in effect acquire the benefit of all such rights and notwithstanding the foregoing, RAI agrees to proceed with the Closing, RM&M or Shareholders, to the maximum extent permitted by law shall act after the Closing Date as RAI's agent in order to obtain for it the benefits thereunder and shall cooperate with RAI, to the maximum extent permitted by law in any other reasonable arrangement designed to provide such benefits to RAI.

6.   Conditions Precedent to Purchaser RAI's Obligations.

     6.1  Truth of Representations and Warranties.

     The representations and warranties made by RM&M and Shareholders in this Agreement, in the Merger Agreement or given on its behalf shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though the representations and warranties had been made or given on and as of the Closing Date.

     6.2  Compliance with Covenants

     RM&M shall have performed and complied with all its obligations under this Agreement, the Merger Agreement or which are to be performed or complied with by it prior to or on the Closing Date including the delivery of its documents specified in Subparagraph 5.1(a) and the closing documents specified in Subparagraph 13.2 hereof.

     6.3  Absence of Suit.

     No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened in which it will be or it is sought, by anyone, to restrain, prohibit, challenge or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated, or in connection with any material claim against RM&M not disclosed in Schedule 6.3 hereto.

     6.4  Shareholder Authorization.

     The merger of RM&M into RAI shall have been duly and validly authorized by the holders of RM&M's stock issued and out-standing in accordance with the laws of the State of New York.

     6.5  No Material Adverse Change

     As of the Closing Date there shall not have occurred any material adverse change which materially impairs the ability of RM&M to conduct its business or the earning power on the same basis as in the past.

     6.6  Accuracy of Financial Statement.

     Palm, RAI and its their representatives shall be reasonably satisfied as to the substantial accuracy of all balance sheets, statements of income and other financial statements of RM&M furnished to Palm and RAI.

     6.7  Approval of Palm's and RAI's Boards of Directors.

     This Agreement has been approved by the Board of Directors of each of Palm and RAI.

     6.8  Accountant's Comfort Letter.

     RAI shall receive on or before the Closing Date the accountants' comfort letter referred to in Subparagraph 13.4(a) and substantially in the form of Exhibit E hereto.

     6.9  Employment Contracts.

     Employment contracts referred to in Subparagraph 13.2(e) shall have been executed.

     6.10 Legal Opinion

     Palm and RAI shall have received an opinion of counsel for RM&M referred to in Subparagraph 13.2(c) with respect to the matters addressed in, and in substantially the form of, paragraphs 1 - 4 and 7 of Exhibit D hereto, but subject to such qualifications and limitations as are reasonably acceptable to Palm and RAI.

7.   Conditions Precedent to RM&M's Obligations.

     Each and every obligation of RM&M to be performed on the Closing Date shall be subject to the prior satisfaction of the following conditions:

     7.1  Truth of Representations and Warranties.

     The representations and warranties made by Palm and RAI in this Agreement or given on their behalf shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though the representations and warranties had been made or given on and as of the Closing Date.

     7.2  Compliance with Covenants

     Palm and RAI shall have performed and complied with all its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date including:

     (a)  the delivery of its documents specified in Subparagraph 5.2(a); and

     (b) the delivery of the closing documents specified in Subparagraph 13.3 hereof.

     7.3  RM&M's Shareholder Authorization.

     The merger of RM&M into RAI in the manner contemplated by this Agreement shall have been duly and validly authorized by the holders of RM&M's stock issued and outstanding in accordance with the laws of the State of New York.

     7.4  Palm's Shareholder Approval of Reverse Stock Split.

     The Shareholders of Palm have approved the amendment of Palm's Certificate of Incorporation to provide for a 10-for-1 reverse stock split decreasing the number of Palm's issued and outstanding shares from 25,000,000 to 2,500,000 of $.001 par value common stock.

     7.5  Legal Opinion

     RM&M shall have received an opinion of counsel for Palm and RAI referred to in Subparagraph 13.3 with respect to the matters addressed in, and in substantially the form of, paragraphs 1 - 7 of Exhibit D hereto, but subject to such qualifications and limitations as are reasonably acceptable to RM&M.

     8.   Limitation   on   Survival   and   Effect   of   Certain   Warranties,
          Representations and Covenants.

     All statements contained in any certificate instrument, or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated shall be deemed representations and warranties by the respective parties.

     8.1  RM&M's and Shareholders' Obligations.

     The representations and warranties and covenants of RM&M and Shareholders contained in this Agreement shall survive the Closing Date pursuant to the terms of ss.9.5 of this Agreement and any investigation made by Palm, RAI or their agents and all representations, warranties and covenants surviving shall be deemed joint and several.

     8.2  Palm's and RAI's Obligations.

     The representations, warranties and covenants of Palm and RAI contained in this Agreement shall survive the Closing Date.

9.   Indemnification.

     9.1  Requirement of Indemnification.

     Shareholders shall indemnify Palm and RAI for any loss, cost, expense or other damages suffered by Palm or RAI resulting from arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by RM&M or shareholders which survive the closing as provided in Paragraph 8.

     9.2  Notice.

     Palm or RAI shall assert any right to indemnification by furnishing Robert Mohr or any other person as may be designated in writing by the Shareholders, with a written notice pursuant to Section 19 hereof which notice shall list the charges detailed by item showing the nature of any breach of any representation, warranty or covenant, date of payment or assertion of claim, summary of settlement or litigation procedures, and the amount of the loss, cost or expense. If the right to indemnification is based on a claim of a third party, Palm or RAI, whichever applies, shall give the notice within 60 days after it has notice of any claim and shareholders shall have the right to contest any such claim by a third party but all expenses of the contest shall be borne by shareholders. Palm or RAI, whichever applies, shall take all necessary steps to preserve such right of contest.

     9.3  Resolution of the Claim.

     Except in the event that the claim for indemnification is based upon a claim of a third party and shareholders shall have notified Palm or RAI that it will contest the claim, unless shareholders object to the determination or computation of the total amount of the indemnification shows on the written notice specified in Subparagraph 9.2 within 60 days after receipt, the total amount of indemnification shown by notice shall be paid by shareholders to Palm or RAI. If shareholders object to the determination contained in the written notice specified in Subparagraph 9.2 within 60 days after receipt, they shall have the right to submit any claim for indemnification not brought by a third party to the American Arbitration Association for binding arbitration in accordance with its rules and the expenses of the American Arbitration Association shall be borne equally by the parties.

     9.4  Effect of Taxes.

     The determination of any loss, cost or expense shall take into account any tax benefit derived by RAI or any affiliated companies. To the extent that any deficiency for federal income taxes which may be established against RM&M for any year ended on or prior to June 30, 1998 is occasioned by a determination by the Internal Revenue Service that any increase in income for the year gives rise to a deduction or deductions from ordinary income in the aggregate amount of RM&M for a subsequent taxable year or years, this deficiency shall be assumed by RAI and shall not be a breach of any of RM&M or Shareholders' warranties, representations and covenants in this Agreement.

     9.5  Time Limit on Indemnification.

     No claim for indemnification may be asserted by Palm, RAI, their successors or assigns, after the second anniversary of the Closing Date hereof, except for
(i) any and all taxes for any period ending prior to June 30, 1998, which may be asserted at any time the Internal Revenue Service or any state tax authority may still assert a deficiency and (ii) claims arising out of a representation, warranty or covenant that a shareholder knew at the date of this Agreement was false or which arises out of a claim later known to a shareholder which shareholder failed to disclose to an officer of Palm or RAI prior to the Closing Date.

10.  Covenant Not To Compete.

     Each shareholder agrees that for a period of three (3) years from the Closing Date, he or she will not either directly or indirectly own, have a proprietary interest (except for less than five percent (5%) of any listed company or company traded in the over-the-counter market) of any kind in, be employed by, or serve as a consultant to or in any other capacity for any firm, other than Palm, RAI or any of their affiliates, engage in the art publishing, art framing and art gallery business within a 25-mile radius of Palm, RAI or any of their affiliated locations in existence during such period of time without the express written consent of Palm. Each shareholder agrees that compliance with the agreement contained in this paragraph is necessary to protect the goodwill and other proprietary interest of RM&M and that a breach of this Agreement will result in irreparable and continuing damage to Palm, RAI and its affiliates for which there will be no adequate remedy at law and in the event of any breach RAI, its successors and assigns shall be entitled to injunctive and other and further relief including damages as may be proper. This covenant not to compete shall terminate if any of the following occurs: (i) Mohr's employment with RAI, its successors or assigns, is terminated Without Cause by RAI, its successors and assigns, or for Good Cause by Mohr (as those terms are defined in Exhibit C hereto or (ii) RM&M exercises its rights under the UCC and resumes operations of its locations or (iii) Palm, RAI or their affiliates cease to operate all locations in Upstate New York.

11.  Securities Act Provisions.

     11.1 Restriction on Disposition of Shares.

     Shareholders covenant and warrant that the shares to be received by them pursuant to the merger of RM&M into RAI shall be acquired for their own account and not with the present view towards distribution and that they shall not dispose of these shares except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended; or (ii) in any other transaction which in the opinion of counsel acceptable to Palm is exempt from registration under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. In order to effectuate the covenants of this Subparagraph 11.1, each Shareholder shall be required to execute a letter substantially in the form of Appendix B hereto evidencing his or her agreement to the provisions of this paragraph, and an appropriate endorsement will be placed on the certificates of common stock of Purchaser Palm at the time these shares are issued to the Shareholders pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities.

     11.2 Evidence of Compliance with Private Offering Exemption.

     RM&M and Shareholders agree to supply Palm and RAI with evidence of the financial sophistication of the Shareholders or evidence of appointment of a sophisticated investment representative and any other items as counsel for Palm and RAI may require in order to evidence the private offering character of the distribution of shares made pursuant to this Agreement.

     11.3 Notice of Limitation Upon Disposition.

     Each Shareholder is aware that the shares distributed will not have been registered pursuant to the Securities Act of 1933 as amended; and therefore, under current interpretations and applicable rules, he or she will probably have to retain the shares for a period of at least one year and at the expiration of the one year period sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the Securities and Exchange Commission and the disposition may be available only if Palm is current in its filings with the Securities and Exchange Commission and the Shareholders are aware of Rule 144 issued by the Securities and Exchange commission under the Securities Act of 1933, as amended, and the other limitations imposed on their disposition of Palm's shares.

     11.4 Piggyback Rights

     In the event Palm files a registration statement under the Securities Act of 1933, as amended, with respect to shares of its common stock prior to the first anniversary of the Closing Date hereof on a form appropriate for registering shareholders' common stock, Palm shall give written notice to shareholders prior to filing, and the shareholders shall have the right to request to have included such shares of Palm's common stock as shall be specified in the request, provided, however, that the inclusion of the shares shall not interfere with Palm's registration of its shares and that in no event shall Palm be obligated (i) to file a registration statement at any time or (ii) to keep the prospectus with respect to the stock current for more than 30 days after the effective date of the registration statement; and provided, further, that all shares sold pursuant to the registration statement are effected within a 30 day period. If shareholders do not make a request for registration within 20 days after receipt of notice from Palm, Palm shall have no obligation to include any shares of Palm's common stock owned by those shareholders in the registration statement.

     11.5 Payment of Expenses.

     In the event of a registration under this Paragraph 11, shareholders shall pay and bear the direct selling fees, disbursements and expenses, including without limitation all underwriters' discounts, commission and expenses, but no other cost of registration.

12.  Employee Benefit Plans

     All employee benefit plans which have been in effect for RM&M's employees for six months or more prior to the date of this Agreement, including but not limited to health and accident insurance, major medical insurance, sick pay plans, noninsured maternity benefits, group life insurance, and other employee fringe benefits shall be continued by RAI subject to the same rights of termination available to RM&M.

13.  Closing.

     13.1 Time and Place

     The closing of this transaction shall take place as of August 1, 1998 or at any other time and place as the parties shall agree upon. This date is referred to in this Agreement as the "Closing Date".

     13.2 Documents to Be Delivered by RM&M

     At the closing, RM&M shall deliver to RAI the following documents:

          (a) A list, by location, of all assets of RM&M indicating the book value as well as fair market value of such assets.

          (b) A certificate signed by the officers of RM&M that the representations and warranties made by RM&M in this Agreement are substantially accurate in all material respects on and as of the Closing Date with the same effect as though the representations and warranties had been made on or given on and as of the Closing Date and that RM&M has performed and complied with all its obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date.

          (c) A written opinion from counsel for RM&M dated as of the Closing Date addressed to RAI as referred to in Subparagraph 6.10 hereof.

          (d) Employment agreements between Robert Mohr and RAI in satisfactory form to RAI.

          (e) A certified copy of the duly adopted resolutions of shareholders and board of directors authorizing the transactions contemplated by this Agreement.

          (f) A copy of the bylaws of RM&M certified by its secretary and a copy of the certificate of incorporation of seller certified by the Secretary of State

          (g) Incumbency certificate relating to all parties executing documents relating to any of the transactions contemplated.

          (h) Certificates or letters from Shareholders evidencing the taking of the shares in accordance with the provisions of Paragraph 11 and their understanding of the restrictions.

          (i) General release in form and substance satisfactory to RAI and its counsel of all claims that any officer or director of RM&M may have to the date of closing against RM&M, RAI and/or the directors, officers, agents and employees of RM&M except as may be described in written contracts expressly described and excepted from the releases.

          (j) All consents from third parties and government agencies required to consummate the transactions contemplated hereby shall have been obtained. In the event that RM&M, after having used its best efforts to do so, is unable to obtain prior to the Closing Date all required consents, RM&M shall, if acceptable to RAI continue to use its best efforts to obtain such consents and shall indemnify RAI for the loss of any economic benefit which RAI may suffer as a result of RM&M's inability to obtain any required consent.

          (k) Any other documents of transfer, certificates of authority and other documents as Palm and RAI may reasonably request.

     13.3 Documents to Be Delivered by Palm and RAI

     At the closing Palm or RAI shall deliver to RM&M the following documents:

          (a) Certificates for the number of shares of Palm's common stock as determined in paragraph 1.2(a). The shares are to be registered in the names of the shareholders in accordance with their interest in RM&M or in such other names and denominations as RM&M may specify;

          (b) Guaranty and related UCC statements;

          (c) Employment Agreement;

          (d) Leases with respect to the shops/galleries identified in subparagraphs (a), (d), and (f)-(i) of Schedule 1 attached hereto and third party consents and/or releases in favor of Shareholders with respect to all other shops/galleries set forth on such Schedule.

          (e) All consents from third parties and government  agencies  required
     to  consummate  the  transactions   contemplated  hereby  shall  have  been
     obtained.

          (f) A written opinion of counsel for Palm and RAI dated as of the Closing Date addressed to RM&M as referred to in Subparagraph 7.5 hereof.

          (g) A certified copy of the duly adopted resolution of the board of directors authorizing the merger of RM&M into Palm and RAI, the adoption of the agreement of merger and the transactions contemplated by this Agreement.

     13.4 Other documents to be delivered at the Closing

     The following additional documents shall be delivered:

          (a) A letter from Barry Poppell dated the Closing Date in form and substance substantially in the form of Exhibit E and satisfactory to Palm and RAI.

          (b) Certificates for shares of RM&M's stock now held by the shareholders.

14.  Meeting of Shareholders.

     RM&M will duly call, give notice of and hold a meeting of the holders of its common stock for the purpose of authorizing the merger of RM&M into Purchaser RAI all in accordance with the agreement of merger and this Agreement.

15.  Governing Law.

     This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

16.  Assignment.

     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

17.  Amendment, Modification or Waiver

     No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

18.  Termination and Abandonment.

     To the extent provided in (1), (2), (3) and (4) below, the merger may be abandoned:

     (1) By the mutual consent of the respective boards of directors of each of the constituent corporations;

     (2) At the election of the board of directors of Palm or RAI, if (i) demands by shareholders for appraisal of their shares of RM&M common stock have been received from the holders of 20% percent or more of the outstanding shares or (ii) in the judgment of board any judgment is rendered relating to any legal proceeding not commenced and the existence of the judgment will or may materially affect the rights of either constituent corporation to sell, convey, transfer or assign any of its assets or materially interfere with the operation of its business, renders the merger impracticable, undesirable or not in the best interests of its shareholders; or

     (3) At the election of the board of directors of either constituent corporation if-

          (a) The warranties and representations of the other constituent corporation contained in this Agreement shall not be substantially accurate in all material respects on and as of the date of election; or the covenants contained of the other constituent corporation shall not have been performed or satisfied in all material respects; or

          (b) It shall not have received an opinion of counsel for the other constituent corporation to the effect that: (i) any other constituent corporation is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation; (ii) all outstanding shares of stock of the constituent corporation have been duly and validly authorized, are validly issued and outstanding, and are fully paid and nonassessable; and
     (iii) all corporate action (other than the filing and recording of this Agreement) required for the consummation of the merger contemplated hereby has been taken by the constituent corporation; or

          (c) The taking of any steps necessary to effect the merger by either of the constituent corporations shall be permanently or temporarily enjoined by a court having jurisdiction; or

          (d) It shall not have received an opinion of counsel selected by Palm and RAI to the effect that the shares of stock of the surviving corporation to be issued, as provided, upon conversion of shares of stock of RM&M will be legally and validly authorized and, when issued, will be validly issued, fully paid and nonassessable shares of stock of the surviving corporation.

     (4) If the Merger Date shall not have occurred by 5:00 p.m. August 22, 1998, then, at the option of the board of directors of either constituent corporation the merger may be abandoned.

     In the event of termination and abandonment by any party as provided above in this paragraph 18, written notice shall be given to the other party, and each party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated.

19.  Notices.

     All notices, requests, demands and other communications shall be deemed to have been duly given, if delivered by hand or mailed, certified, or registered mail with postage prepaid:

         (a)      If to RM&M or Shareholders to:

                  R M & M Framemakers, Inc.
                  Attn:  Robert Mohr
                  162 Sickle Hill Road
                  Berne, New York  12023

                  copy to:

                  Ganz & Wolkenbreit, LLP
                  One Columbia Circle
                  Albany, New York  12203
                  Attn:  Jed B. Wolkenbreit, Esq.

                  or to any other person and place as RM&M shall furnish to Purchaser RAI in writing; or

         (b)      If to Palm or RAI to:

                  Palm Desert Art, Inc.
                  39-725 Garand Lane, Suite J
                  Palm Desert, CA  92211
                  Attn:  Mr. Hugh G. Pike

                  and

                  R. M. & M. Acquisition, Inc.
                  39-725 Garand Lane, Suite J
                  Palm Desert, CA  92211
                  Attn:  Mr. Hugh G. Pike

                  copy to:

                  Dowe & Dowe
                  67 Wall Street, Suite 2411
                  New York, New York  10005
                  Attn:  Janet L. Dowe, Esq.

                  or to any other person and place as Palm or RAI shall furnish to RM&M in writing.

20.  Announcements.

     Announcements concerning the transactions provided for in this Agreement by either RM&M or Palm or RAI shall be subject to the approval of the other in all essential respects, except that RM&M's approval of form shall not be required as to any statements and other information which Palm may submitted to the Securities and Exchange Commission, NASDAQ OTC Bulletin Board or Palm's shareholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NASDAQ OTC Bulletin Board.

21.  Entire Agreement.

     This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties, and there are no warranties, representations, or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

22.  Survival of Warranties.

     The respective representations and warranties of Palm, RAI, the Shareholders and RM&M contained herein or in any certificate or other document delivered pursuant hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

23.  Waiver of Compliance.

     Any failure of Palm or RAI, on the one hand, or RM&M, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by RM&M or Palm or RAI, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

24.  Counterparts.

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.  Headings.

     The headings of the sections and articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

26.  Third Parties.

     Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

27.  Further Documents.

     Palm, RAI, the Shareholders and RM&M agree to execute any and all other documents and to take any other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

28.  Confidentiality.

     Unless and until the Closing has been consummated, the parties will hold, and shall cause their counsel and agents to hold in confidence any confidential information made available by one party to another party in connection with this Agreement with respect to their respective businesses using the same standard of care to protect such confidential information as is used by each party to protect its confidential information. If the transaction contemplated by this Agreement is not consummated, the parties agree that they shall return or cause to be returned to the other party all written materials and all copies thereof that were supplied to them by the other party and that contain any such confidential information.

29.  Legality.

     From the date hereof through the earlier of (a) the Closing of the transaction contemplated hereby or (b) the good faith cessation of negotiations by the parties, Palm, RAI or RM&M will not directly or indirectly, through any of its officers, directors, employees, agents or otherwise (x) solicit, initiate or encourage the submission of any inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of any material assets of Palm, RAI or RM&M, or of any interest (including any equity interest) therein, or (y) participate in any discussions or negotiations regarding the foregoing or furnish any information concerning Palm, RAI or RM&M or any of the foregoing or (z) otherwise cooperate in any way, or assist or participate in, or facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Palm, RAI and RM&M shall immediately communicate to each other the existence of any such inquiry, proposal, contact or offer that either has received from another person.

     In witness whereof, the parties hereto have caused this Agreement to be duly executed all as of the day and year first written above.


WITNESS:                                       PALM DESERT ART, INC.

                                               By: /s/ Hugh G. Pike
-----------------------                            ---------------------------
                                                   Hugh G. Pike, President


WITNESS:                                       R. M. & M. ACQUISITION, INC.

                                               By: /s/ Hugh G. Pike
-----------------------                            ---------------------------
                                                   Hugh G. Pike, President


WITNESS:                                       R. M. & M. FRAMEMAKERS, INC.

                                               By: /s/ Robert Mohr
-----------------------                            ---------------------------
                                                   Robert Mohr, President


WITNESS:

                                                   /s/ Robert Mohr
-----------------------                            ---------------------------
                                                   Robert Mohr, Shareholder


WITNESS:
                                                   /s/ Susan Mohr
-----------------------                            ---------------------------
                                                   Susan Mohr, Shareholder



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